  Exhibit (a)(5)(D)

FOR IMMEDIATE RELEASE

AB VALUE PARTNERS, LP AND AB OPPORTUNITY FUND, LLC
ANNOUNCE RESULTS OF TENDER OFFER

WESTFIELD, NEW JERSEY – May 22, 2017 – AB Value Partners, LP (“ABVP”) and AB Opportunity Fund, LLC (together with ABVP, “Purchasers”) announced today the results of their tender offer for all of the outstanding shares of common stock of Security Land & Development Corporation (“SLDC”) at a purchase price of $1.75 per share in cash, without interest and less any applicable withholding taxes.

Purchasers’ offer expired at 5:00 p.m., New York City time, on May 19, 2017 as scheduled and was not further extended. The depositary for Purchasers’ offer has advised that, as of the expiration time, a total of 44,883 shares of SLDC common stock have been validly tendered and not properly withdrawn. Purchasers accepted for purchase all shares validly tendered and not properly withdrawn, and the consideration for all such shares promptly will be paid in accordance with the terms of Purchasers’ offer.

Additional Information

Complete terms and conditions of Purchasers’ offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials that were filed as exhibits to the Tender Offer Statement on Schedule TO filed by Purchasers with the Securities and Exchange Commission (the “SEC”) on April 7, 2017, as amended and supplemented by Amendment No. 1 thereto filed on May 3, 2017, Amendment No. 2 thereto filed on May 12, 2017 and Amendment No. 3 thereto filed on May 22, 2017. Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge upon request from InvestorCom, Inc., by email at info@investor-com.com or telephone at (203) 972-9300.

Forward-Looking Statements

This press release may contain forward-looking statements. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of Purchasers and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, except as required by law.

Contact:
InvestorCom
65 Locust Avenue, Third Floor
New Canaan, CT  06840
Phone (203) 972-9300
Toll Free (877) 972-0090
Email:  info@investor-com.com